UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2008

EBIX, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Concourse Parkway, Suite 3200, Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 281-2020

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 2.01 Completion of Business Acquisition

On November 10, 2008, Ebix,Inc. (“Ebix”) signed a binding agreement to acquire ConfirmNet Corporation , (“ConfirmNet”) effective November 1, 2008. The closing of this transaction is expected to take place on November 22, 2008. ConfirmNet, based in San Diego, California, is a leader in the certificate of insurance creation and tracking industry. Ebix acquired substantially all of the stock of ConfirmNet Net for an upfront payment of approximately $7.4 million, and additional future cash consideration payments as follows:

•	The factor of 2.077 times the amount of ConfirmNet revenues for the period of October 1, 2008 through December 31, 2008;

•	The factor of 1.538 times the amount by which ConfirmNet’s revenue for the twelve month period ending December 31, 2009 exceeds the revenue for the twelve month period ending December 31, 2008; and,

•	The factor of 1.000 times the first year of “net revenue” generated by ConfirmNet’s agreement with Marsh & McClennan Companies, Inc. “Net revenue” is defined as revenue after all costs directly associated with the Marsh & McClennan Companies, Inc agreement.

The Company funded this transaction using available cash. No shares of Ebix common stock were used in the transaction.

A copy of the Agreement and Plan of Merger by and among Ebix, Inc., ConfirmNet Corporation, Ebix Software India Private Limited, ConfirmNet Acquisition Sub, Inc., and Craig Irving, as Shareholders’ Representative is attached to this Form 8-K, as Exhibit 2.1. A copy of the press release, dated November 10, 2008, announcing the acquisition of ConfirmNet is attached to this Form 8-K, as Exhibit 99.1.

Item 9.01 Exhibits

2.1:	Stock Purchase Agreement by and amongst Ebix, Inc., ConfirmNet Corporation, Ebix Software India Private Limited, ConfirmNet Acquisition Sub, Inc., and Craig Irving, as Shareholders’ Representative

99.1:	Press Release, dated November 10, 2008, as issued by Ebix, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

	By:	/s/ Robert Kerris

Robert Kerris
Chief Financial Officer
and Corporate Secretary

November 11, 2008

EXHIBIT INDEX

2.1:	Stock Purchase Agreement by and amongst Ebix, Inc., ConfirmNet Corporation, Ebix Software India Private Limited, ConfirmNet Acquisition Sub, Inc., and Craig Irving, as Shareholders’ Representative

99.1:	Press Release, dated November 10, 2008, as issued by Ebix, Inc.